UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 10, 2014

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of Principal Executive Offices)

(949) 769-3200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2014, Pro-Dex, Inc. (“Pro-Dex” or the “Company”) entered into an Asset Purchase Agreement (the “Agreement”), dated December 8, 2014, with Fineline Molds, a California corporation (“Fineline”), and the shareholders of Fineline, pursuant to which, among other things, Pro-Dex agrees to acquire substantially all of the assets of Fineline and assume certain specified liabilities (the “Asset Purchase”). Fineline is engaged in the manufacture of plastic injection molds and related activities. Under the terms of the Agreement, consummation of the Asset Purchase is to take place through an escrow agent and is subject to the satisfaction of certain closing conditions as set forth in the Agreement (the “Closing”). The Agreement contains representations, warranties and covenants customary for a transaction of this type.

The aggregate purchase price for the Asset Purchase is $750,000, of which $650,000 is to be paid in cash by the Company at the Closing, and $100,000 of which is to be paid by the Company under the terms of a four-year promissory note bearing interest at 4% per annum and requiring sixteen equal quarterly payments of principal and accrued interest (the “Purchase Note”). The Company’s obligations under the Purchase Note are secured by all of the assets purchased by the Company as part of the Asset Purchase. The Purchase Note contains covenants and obligations of the Company customary for a transaction of this type.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report. The above descriptions are qualified by reference to the complete text of the Agreement, provided that the representations and warranties contained in the Agreement are not intended for investors and the public to obtain factual information about the Company. Rather, investors and the public should look to other disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended.

Item 2.03	Creation of a Direct Financial Obligation (DFO) or an Obligation under an Off-Balance Sheet Arrangement

The issuance of the Purchase Note and the Company’s obligations thereunder are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(c)  Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement dated December 8, 2014 by and between Pro-Dex, Inc., Fineline Molds and the shareholders of Fineline Molds

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2014

Pro-Dex, Inc.

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer